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                                                                 EXHIBIT (a)(16)

                             FOR IMMEDIATE RELEASE

Contact:
Bob Marese
MacKenzie Partners, Inc.
212-929-5500

                          DOJ GRANTS EARLY TERMINATION
                          GKN EXTENDS ITS TENDER OFFER
                         FOR THE INTERLAKE CORPORATION

     London and New York, February 1, 1999 -- GKN plc (LSE: GKN) today announced that it has received early termination from the Department of Justice of the waiting period under the Hart-Scott-Rodino Act in connection with its tender offer, through a wholly owned subsidiary, for all outstanding shares of The Interlake Corporation (NYSE: IK).

     GKN also announced that it has extended the offer by five days to 12:00 midnight, New York City time, on Wednesday, February 3, 1999. The offer had previously been scheduled to expire at 12:00 midnight, New York City time, on Friday, January 29, 1999.

     GKN has been advised by IBJ Whitehall Bank & Trust Company, the depositary for the tender offer, that as of 5:00 p.m. on Friday, January 29, 1999, approximately 17,910,680 Common Shares and 36,100 Series A Shares had been tendered. The Common Shares tendered include 1,070,575 shares tendered pursuant to Notices of Guaranteed Delivery.